Exhibit 10.4(k)

SECTIONS OF DIRECTOR POLICY

PERTAINING TO COMPENSATION

(As amended October 27, 2014)

This exhibit sets forth excerpts from the Director Policy of First Horizon National Corporation of all sections in that Policy pertaining to compensation of directors. Other sections of the Policy have been omitted.

______________________________________________________________

I. STATEMENT OF POLICY

* * * * *

Compensation (effective starting April 1, 2013)

In addition to the other compensation set forth in this section, outside directors on the FHNC Board will receive the compensation set forth in the table below for their service as a director. Scheduled daily fees for any period are based on regular meeting days scheduled for that period. Such fees vary with committee assignment and chair rank but do not vary with actual attendance. No extra compensation is paid for special meetings. Outside directors are not separately compensated for FTB Board or FTB committee service except for regular scheduled meetings (if any) that do not occur jointly with the FHNC Board or committee. Inside directors will receive no compensation for Board or committee membership, Board or committee chairmanship, or attendance.

Retainer	$25,000 annually ($6,250 quarterly),	Cash
	$45,000 annually ($11,250 quarterly)	RSUs
Scheduled Daily Board Fee	$2,000 per regular scheduled meeting day	FSUs
Scheduled Daily Committee Fees (non-chairperson committee members)
Audit	$2,000 per regular scheduled meeting day	FSUs
All Other Committees **	$1,500 per regular scheduled meeting day	FSUs
Scheduled Daily Committee Fees (committee chairpersons)
Audit and Executive & Risk	$5,000 per regular scheduled meeting day	FSUs
Compensation	$6,000 per regular scheduled meeting day	FSUs
All Other Committees **	$4,000 per regular scheduled meeting day	FSUs
Outside Chairman of the Board Additional Retainer*	$125,000 annually ($31,250 quarterly)	Cash*
Lead Director Additional Retainer	$20,000 annually (grant in advance)	FSUs

* Amount shown is an addition to the regular retainer. The Board may determine to pay this additional retainer in whole or part in RSUs. If there is an outside Chairman, the Chairman’s additional retainer is to be paid in lieu of all scheduled daily committee fees other than for service on the Executive & Risk Committee.

** No separate fee is paid to an Audit Committee member for Trust Audit Committee service.

The cash portion of the retainer will be paid quarterly in advance. The RSU portion of the retainer, the scheduled daily fees, and the lead director additional retainer will be paid in RSUs and FSUs, respectively, granted annually in advance as provided below. Directors are permitted to elect to defer cash payments from the quarterly retainer and from FSU vestings into an interest-accruing account of the First Horizon National Corporation Non-Qualified Deferred Compensation Plan or any other duly adopted deferral plan, now existing or hereafter approved. As used in this section of this Policy, a “year” consists of the last three quarters of a calendar year plus the first quarter of the next year.

The dollar amount of the RSU portion of the retainer will be converted into an annual award of restricted stock units (“RSUs”) granted under FHNC’s Equity Compensation Plan or any duly adopted successor plan. The aggregate dollar amounts of the scheduled daily fees associated with each non-employee director, and the annual amount of the lead director additional retainer, will be converted into an annual award of fee stock units (“FSUs”) granted under FHNC’s Equity Compensation Plan or any duly adopted successor plan. However, the Board’s Compensation Committee may determine that FSUs are to be granted outside of such Plan if appropriate and convenient. An RSU and an FSU each represent the value of a share of FHNC common stock as provided below. An RSU is paid in stock at vesting, while an FSU is paid in cash at vesting.

RSU and FSU (collectively, “Stock Unit”) awards for any given year are to be granted annually in advance promptly after the organization meeting of the Board following the annual meeting of shareholders based on committee assignments and lead director status established or continued at that Board meeting and the meeting days scheduled for that year. The number of RSUs to be granted for the year will be determined by dividing the annual dollar amount of the RSU-retainer by the average fair market value of FHNC’s common stock measured during the period of five consecutive trading days ending on the trading day immediately preceding the organization meeting of the Board for the year. The number of FSUs to be granted to any non-employee director for the year will be determined by dividing the aggregate annual dollar amount of scheduled daily Board and committee fees by the same average fair market value used for the RSUs for that year.

Stock Units granted to directors: generally will vest on April 2 of the year following grant; will earn dividend equivalents that will cumulate without interest and be paid in cash at vesting; and will carry no voting or other rights associated with actual stock. When FSUs vest the cash amount will be determined using the average fair market value of FHNC’s common stock measured during the period of five consecutive trading days ending on the trading day immediately preceding the vesting date. When vesting occurs, shares or cash (as applicable) will be delivered reasonably promptly (but no more than four weeks) thereafter, and may be delivered electronically, through an administrative vendor, or otherwise as is administratively convenient. Each director is responsible for any income or other taxes associated with Stock Units.

If a director ceases to serve on the Board for any reason, then all unvested Stock Units will be forfeited unless the departure is due to one of these exceptions: death, disability, acceptance of a Bylaw tender, normal shareholder action, or change in control. In cases involving one of those exceptions: forfeiture will be avoided and vesting of Stock Units will be accelerated to the date of departure. In addition, in connection with retirement a director may request the Board to waive forfeiture caused by that departure in whole or part. For purposes of non-employee director equity-based awards: “disability” means total and permanent disability; and “fair market value” and “change in control” have the meanings given in the plan under which the award was granted. A “Bylaw tender” by a director is a tender of resignation required by Section 7.1(b) of FHNC’s Bylaws (or any successor section) associated with the director leaving his or her principal outside position; and, an “acceptance” of a Bylaw tender means the acceptance by the Board of such a tender of resignation. A director would leave the Board by “normal shareholder action” if he or she stands for re-election at the annual or other meeting of shareholders and either is voted out of office directly or fails to receive a majority of the votes cast and as a result is required to tender his or her resignation which is accepted by the Board. “Normal shareholder action” does not include removal from the Board for misconduct or other cause. Although the Board may act as it deems appropriate, traditionally for non-employee directors “retirement” means any termination, not caused by death or disability, after the attainment of age 65 or ten years of service as a director of FHNC.

No director who is not standing for re-election at the next annual meeting is entitled to any portion of the retainer pertaining to the second quarter of his or her final year in office. No continuing director is entitled to any portion of the retainer pertaining to the second quarter of any year, nor to any award of Stock Units for the year, unless and until: (a) he or she has been re-elected at the annual meeting of shareholders that year and has not resigned pursuant to a Bylaw tender; or (b) if the regular Board meeting of the second quarter begins prior to the annual meeting, he or she attends and participates as a director in that regular Board meeting.

If a new non-employee director first is elected to the Board after the annual meeting of shareholders, his or her quarterly retainer generally will begin with that quarter during which he or she first attends, and participates as a director in, a regular quarterly Board meeting. For example, a new non-employee director who is first elected in October, who attends the regular Board meeting for the fourth quarter, and who participates in that meeting as a director, would receive the quarterly retainer for the fourth quarter. A partial-year award of retainer RSUs will be granted, in advance, based on that pro-rating process. A similar pro-rating process will apply to determining the amount of scheduled daily board and committee fees used to make a partial-year award of FSUs. Such fees for the remainder of the year will be determined based on the new director’s initial committee assignments and the first committee meetings he or she is scheduled to attend and participate as a director in. Partial-year RSUs and FSUs will be granted at such time or times as management determines to be convenient and appropriate.

If a non-employee director’s committee assignments are changed after the grant date of unvested FSUs, management shall determine if that change would have increased or reduced such FSUs had the new assignment been in place at the beginning of that year. If the assignment change would have increased the FSUs, the director will receive a supplemental award of FSUs based on a pro-rating process administered by management similar to that used for new directors. If the assignment change would have decreased the FSUs, the unvested FSUs shall not be reduced or adjusted. If assignment changes are made more than once for a particular director during a year, management shall apply the principles of this paragraph as equitably as possible to avoid an unfair windfall or shortfall.

If at the time of FSU grant the meeting schedule for the new year has not been established, the grant for that year will be based on the schedule for the most recently completed year. If the regular meeting schedule for a year is finalized in manner different from that used to grant FSUs or is altered after FSUs are granted (collectively, a “schedule change”), then no supplemental FSUs will be granted automatically, nor will outstanding FSUs be reduced automatically, as a result of the schedule change. The Board may elect to make a supplemental grant of FSUs consistent with the schedule change; the Board may not cause a unilateral reduction of outstanding FSUs as a result of a schedule change.

If a grant date for Stock Units specified above would occur within five trading days prior to FHNC’s announcement of quarterly earnings, the grant date will be postponed until shortly after the earnings announcement, consistent with the Compensation Committee’s regular grant practices for employee stock awards.

The foregoing Stock Unit awards are to be made automatically without further action by the Board. However, in a particular case or circumstance, the Board may change or make specific exceptions to any equity award otherwise called for above. The Board may waive any forfeiture in whole or part in its discretion, subject to any conditions the Board may choose to impose. Directors may receive such other awards under the Company’s Equity Compensation Plan, or any duly adopted successor plan, as may be approved by the Board. Perquisites and other benefits for non-employee directors are to be provided or paid as approved by the Board.

To improve the directors’ knowledge and understanding of FHNC and FTB and their markets, customers, and officers, and to enhance each director’s service as a director of FHNC, FHNC’s non-employee directors are encouraged to become, where practicable, members of one of FTB’s Regional Boards. A director who becomes a member of a Regional Board shall not be compensated as a member of the Regional Board but shall receive attendance fees for attendance at Regional Board meetings (at the same rate as is paid for other Regional Board members, not to exceed $500 per meeting) as part of his or her FHNC director compensation. Such director shall report back to the FHNC Board regarding his or her attendance at Regional Board meetings. Membership by an FHNC director on a Regional Board is deemed by FHNC’s Board of Directors to be part of the FHNC director’s service as a director of FHNC.

The provisions of this Compensation section which were in effect on October 16, 2012 will continue in effect through March 31, 2013.

* * * * *

Retirement

Directors of FHNC or FTB shall be retired from the Board of Directors in accordance with the applicable provisions of the Bylaws of FHNC or FTB as in effect on the date hereof and as they may be amended from time to time.

Other

This policy shall be implemented by the Chairman of the Board in cooperation with the Nominating and Corporate Governance Committee of the Board of Directors of FHNC and FTB. The Chairman of the Board may adopt appropriate interpretations and procedures to assist in implementation of this Policy.

III. DELEGATION OF AUTHORITY

The Chairman of the Board and the Nominating and Corporate Governance Committee severally are delegated the authority to make exceptions to any provision of this Policy except the provisions dealing with compensation, retirement, and any matter required by the Charter or Bylaws of FHNC or FTB, or by any law, regulation or listing standard, to be acted upon only by the Board. Any exception to this policy shall be reported to the Board at its next regularly scheduled meeting.